EXHIBIT 99.1


                PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact: John D. Baker II, President and CEO    904/396-5733 ext.161



  PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES STOCK REPURCHASE PROGRAM

Jacksonville, Florida; February 19, 2008 - Patriot Transportation Holding, Inc. (NASDAQ-PATR) today announced that the Company's Board of Directors has authorized the repurchase of up to $5 million of the Company's outstanding common stock. These repurchases may be made from time to time in the open market or in privately negotiated transactions at prevailing market prices as the Company's management deems appropriate. The stock repurchase program does not have an expiration date.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses. The Company's transportation business is conducted through two wholly owned subsidiaries. Florida Rock & Tank Lines, Inc. is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities. SunBelt Transport, Inc. serves the flatbed portion of the trucking industry in the Southeastern states, hauling primarily construction materials. The Company's real estate group, comprised of FRP Development Corp. and Florida Rock Properties, Inc., acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.

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